Exhibit 99.1

Contacts:	Steven O. Cordier
Senior Vice President and CFO
Penford Corporation
303-649-1900
steve.cordier@penx.com
Penford Corporation to Expand into Ethanol Production
Cedar Rapids Site to Extend into Bio-fuels Market
Centennial, CO., June 28, 2006 — Penford Corporation (Nasdaq: PENX), a global leader in ingredient systems for food and industrial applications, today announced plans to invest $42 million for approximately 40 million gallons of ethanol production capacity at its Cedar Rapids, Iowa facility. The Company expects the facility to be producing ethanol by the end of 2007.
“Penford’s entry into ethanol will create value for our shareholders from more complete utilization of existing facilities and resources”, said Tom Malkoski, Penford Corporation President and Chief Executive Officer. “We will be able to process more corn by utilizing existing assets more intensively and plan to convert a portion of our current production to ethanol use. This initiative also provides an attractive entry into this growing market through a lower capital investment and shorter time to market compared with many ethanol projects.”
Penford has much of the infrastructure contained within the Cedar Rapids plant to participate in the ethanol market with sufficient grain handling, separation processes, utilities, and logistics capabilities. The factory is centrally located near important rail and ground transport arteries. The ethanol facility will occupy available space within the existing site footprint. The construction will not interfere with scheduled production for current customers.
“Ethanol production represents an important step in broadening the utilization of our bio-processing assets,” Malkoski added. “We believe the fermentation process of ethanol production will also provide a platform for future high value products derived from renewable resources.”
The initial stages of the ethanol investment will be funded through the existing bank facility. The Company’s banks have approved amending the current credit agreement to permit additional capital expenditures related to this project. Penford will be reviewing and evaluating all appropriate structures and funding options for the optimal long-term financing of the investment in ethanol capacity.
Penford will host a conference call to discuss the project today, June 28, 2006, at 1:00 p.m. Central Time (2:00 p.m. Eastern Time). Please phone 1-877-407-9205 (toll free) or 201-689-8054 (international) at 12:50 p.m. Central Time to participate in the call.

A replay will be available from June 28, 2006 at 4:00 p.m. Central Time until July 28, 2006 at 3:59 p.m. Central Time. To access the replay, please dial 1-877-660-6853 (toll free) or 201-612-7415 (international). Enter account code 286 and conference ID code 207137.
This call and replay is also available in “listen only” mode through our website at www.penx.com under the section titled Investor Relations.
Penford Corporation develops, manufactures and markets specialty natural-based ingredient systems for various applications, including papermaking, textiles and food products. Penford has nine locations in the United States, Australia and New Zealand.
The statements contained in this release that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as “believes,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects,” or comparable terminology or by discussions of strategies or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release, and those described from time to time in filings with the Securities and Exchange Commission which include, but are not limited to, competition; the possibility of interruption of business activities due to equipment problems, accidents, strikes, weather or other factors; product development risk; changes in corn and other raw material prices and availability; changes in general economic conditions or developments with respect to specific industries or customers affecting demand for the Company’s products including unfavorable shifts in product mix; unanticipated costs, expenses or third party claims; the risk that results may be affected by construction delays, cost overruns, technical difficulties, nonperformance by contractors or changes in capital improvement project requirements or specifications; interest rate and energy cost volatility; foreign currency exchange rate fluctuations; changes in assumptions used for determining employee benefit expense and obligations; or other unforeseen developments in the industries in which Penford operates.
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